Exhibit 99.1

GAP INC. REPORTS OCTOBER SALES UP 17 PERCENT;
COMPARABLE STORE SALES UP 11 PERCENT

Company Expects Third Quarter Earnings Per Share To Be $0.12 to $0.14 –
Exceeding Consensus Estimate by $0.06 to $0.08

SAN FRANCISCO — November 7, 2002 — Gap Inc. (NYSE: GPS) today reported sales of $1.2 billion for the four-week period ended November 2, 2002, compared with sales of $1.0 billion for the same period ended November 3, 2001, which represents a 17 percent increase. The company’s comparable store sales for October 2002 were up 11 percent, compared to a 17 percent decrease in October 2001.

Comparable sales by division for October 2002 were as follows:

•	Gap Domestic: positive 1% versus negative 17% last year
•	Gap International: positive 5% versus negative 13% last year
•	Banana Republic: positive 6% versus negative 15% last year
•	Old Navy: positive 24% versus negative 18% last year

“Overall, October results across all brands significantly exceeded our beginning of month expectations,” said CFO Heidi Kunz. “We saw a substantial increase in average unit retail, driven by greater regular price selling and higher markdown margins. Traffic was negative, but we did see improvement from prior months.”

Third Quarter Sales Results
For the 13 weeks ended November 2, 2002, sales of $3.6 billion represent an increase of 9 percent compared with sales of $3.3 billion for the same period ended November 3, 2001. The company’s third quarter comparable store sales increased 2 percent compared to a decrease of 17 percent in the third quarter of the prior year.

Comparable sales by division for the third quarter were as follows:

•	Gap Domestic: negative 2% versus negative 17% last year
•	Gap International: positive 2% versus negative 13% last year
•	Banana Republic: positive 1% versus negative 13% last year
•	Old Navy: positive 6% versus negative 18% last year

Year-to-date sales of $9.8 billion for the 39 weeks ended November 2, 2002 were flat compared to sales of $9.8 billion for the same period ended November 3, 2001. The company’s year-to-date comparable store sales decreased 7 percent compared to a decrease of 11 percent in the prior year.

The company also announced it expects to report on November 14 a third quarter earnings per share of $0.12 to $0.14 due to the significant margin improvement in October. This exceeds the Thomson First Call consensus estimate of $0.06 per share.

Fourth Quarter Outlook
Regarding the impact of the West Coast port closure, the company said efforts to clear the inventory backlog have progressed more quickly than expected. However, the company still anticipates up to two- to four-week delays in some Holiday deliveries to stores.

“While it is difficult to assess the earnings risk related to the port closure, we anticipate the impact to fourth quarter will be in the middle of the $0.02 to $0.07 per share range previously given,” said Ms. Kunz.

Commenting on the company’s fourth quarter overall, Ms. Kunz said: “while we are pleased with October’s results, our outlook remains cautious until we see more consistent performance over time.”

As of November 2, 2002, Gap Inc. operated 4,294 store concepts compared to 4,147 store concepts last year, which represents an increase of 4 percent. The number of stores by location totaled 3,158 compared to 3,101 stores by location last year, which represents an increase of 2 percent.

Gap Inc. will release its third quarter earnings via press release on November 14, 2002 at 1:30 p.m. Pacific Time. In addition, Heidi Kunz will host a summary of Gap Inc.’s third quarter results during a live conference call and webcast at approximately 2:00 p.m. Pacific Time. Joining the call will be Gap Inc. CEO Paul Pressler, Vice Chairman John Lillie, Banana Republic President Maureen Chiquet, Old Navy President Jenny Ming and Gap President Gary Muto. The conference call can be accessed by calling 800-374-0168 and international callers may dial (706) 634-0994. The webcast can be accessed at www.gapinc.com. Replay of the call will be available approximately two hours after the live call on 800-GAP-NEWS and (706) 634-4421 for international callers.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call (706) 634-4421.

Investor Relations:	Media Relations:
Evan Price	Alan Marks
650-874-2021	415-427-6561

Forward-Looking Statements
The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information
All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

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